                                                                       EXHIBIT 2




                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                             CORSON LIME COMPANY,

                     UNITED STATES LIME & MINERALS, INC.

                                     AND

                           HIGHWAY MATERIALS, INC.

                             --------------------

                                APRIL 22, 1997

                             --------------------

                               TABLE OF CONTENTS


1.    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
      1.1.    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . -1-
              (a)      "AGGREGATE" . . . . . . . . . . . . . . . . . . . . . -1-
              (b)      "AGGREGATE INVENTORY" . . . . . . . . . . . . . . . . -1-
              (c)      "AGGREGATE INVENTORY PRICE" . . . . . . . . . . . . . -1-
              (d)      "AGREEMENT" . . . . . . . . . . . . . . . . . . . . . -1-
              (e)      "ASPHALT PLANT" . . . . . . . . . . . . . . . . . . . -1-
              (f)      "AUTHORITY" . . . . . . . . . . . . . . . . . . . . . -1-
              (g)      "BASELINE INVENTORY REPORT" . . . . . . . . . . . . . -1-
              (h)      "BONDED CONTRACT" . . . . . . . . . . . . . . . . . . -1-
              (i)      "BOOKS AND RECORDS" . . . . . . . . . . . . . . . . . -2-
              (j)      "BUYER" . . . . . . . . . . . . . . . . . . . . . . . -2-
              (k)      "BUYER'S CERTIFICATE" . . . . . . . . . . . . . . . . -2-
              (l)      "CAPITAL PROJECTS"  . . . . . . . . . . . . . . . . . -2-
              (m)      "CLOSING" and "CLOSING DATE"  . . . . . . . . . . . . -2-
              (n)      "CONTROL ENTITY"  . . . . . . . . . . . . . . . . . . -2-
              (o)      "CORESTATES OBLIGATIONS"  . . . . . . . . . . . . . . -2-
              (p)      "DECLARATION" . . . . . . . . . . . . . . . . . . . . -2-
              (q)      "EMPLOYEES" . . . . . . . . . . . . . . . . . . . . . -2-
              (r)      "ENVIRONMENTAL DEFICIENCY"  . . . . . . . . . . . . . -2-
              (s)      "ENVIRONMENTAL EVENT" . . . . . . . . . . . . . . . . -2-
              (t)      "ENVIRONMENTAL REPRESENTATIONS" . . . . . . . . . . . -2-
              (u)      "ENGINEER"  . . . . . . . . . . . . . . . . . . . . . -2-
              (v)      "EQUIPMENT" . . . . . . . . . . . . . . . . . . . . . -2-
              (w)      "EQUIPMENT LIST"  . . . . . . . . . . . . . . . . . . -2-
              (x)      "EXCLUDED ASSETS" . . . . . . . . . . . . . . . . . . -2-
              (y)      "INDEMNIFYING PARTY"  . . . . . . . . . . . . . . . . -2-
              (z)      "INVENTORY" . . . . . . . . . . . . . . . . . . . . . -2-
              (aa)     "KNOWLEDGE" . . . . . . . . . . . . . . . . . . . . . -3-
              (ab)     "LETTER OF CREDIT"  . . . . . . . . . . . . . . . . . -3-
              (ac)     "LIEN"  . . . . . . . . . . . . . . . . . . . . . . . -3-
              (ad)     "LIME INVENTORY"  . . . . . . . . . . . . . . . . . . -3-
              (ae)     "LIME PROCESSING PLANT" . . . . . . . . . . . . . . . -3-
              (af)     "NPDES" . . . . . . . . . . . . . . . . . . . . . . . -3-
              (ag)     "PARENT"  . . . . . . . . . . . . . . . . . . . . . . -3-
              (ah)     "PERMITS" . . . . . . . . . . . . . . . . . . . . . . -3-
              (ai)     "PERMITTED LIENS" . . . . . . . . . . . . . . . . . . -3-
              (aj)     "PERSON"  . . . . . . . . . . . . . . . . . . . . . . -3-
              (ak)     "PROTECTED PARTY" . . . . . . . . . . . . . . . . . . -3-
              (al)     "PURCHASED ASSETS"  . . . . . . . . . . . . . . . . . -3-

            (am)     "PURCHASE PRICE"  . . . . . . . . . . . . . . . . . . . -3-
            (an)     "REAL ESTATE" . . . . . . . . . . . . . . . . . . . . . -3-
            (ao)     "REAL ESTATE LEASES"  . . . . . . . . . . . . . . . . . -3-
            (ap)     "RETAINED LIABILITIES"  . . . . . . . . . . . . . . . . -3-
            (ar)     "SELLER'S AND PARENT'S CERTIFICATE" . . . . . . . . . . -4-
            (as)     "SELLER'S RECEIVABLES"  . . . . . . . . . . . . . . . . -4-
            (at)     "SETTLING POND RIGHTS"  . . . . . . . . . . . . . . . . -4-
            (au)     "STORAGE PERIOD"  . . . . . . . . . . . . . . . . . . . -4-
            (av)     "TAXES" . . . . . . . . . . . . . . . . . . . . . . . . -4-
            (aw)     "THIRD-PARTY CLAIM" . . . . . . . . . . . . . . . . . . -4-

2.  THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
    2.1.    Sale and Purchase of Assets  . . . . . . . . . . . . . . . . . . -4-
    2.2.    Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . -5-
    2.3.    Assignment of Real Estate Leases, Bonded Contract, Permits
            and Settling Pond Rights . . . . . . . . . . . . . . . . . . . . -5-
    2.4.    As Is  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
    2.5.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
    2.6.    Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
            (a)      Deliveries by Seller and Parent to Buyer  . . . . . . . -6-
            (b)      Deliveries by Buyer to Seller and Parent  . . . . . . . -7-
    2.7.    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . -7-
    2.8.    Aggregate Inventory Price  . . . . . . . . . . . . . . . . . . . -8-
            (a)      Calculation of Aggregate Inventory Price  . . . . . . . -8-
            (b)      Payment of Aggregate Inventory Price  . . . . . . . . . -8-
            (c)      Letter of Credit  . . . . . . . . . . . . . . . . . . . -8-
    2.9.    Lime Inventory . . . . . . . . . . . . . . . . . . . . . . . . . -8-
    2.10.   Restrictive Covenant . . . . . . . . . . . . . . . . . . . . . . -9-
            (a)      Term of Restrictive Covenant  . . . . . . . . . . . . . -9-
            (b)      Specific Performance  . . . . . . . . . . . . . . . . . -9-
    2.11.   Apportionment  . . . . . . . . . . . . . . . . . . . . . . . . . -9-
            (a)      Expenses  . . . . . . . . . . . . . . . . . . . . . . . -9-
            (b)      Transfer Taxes  . . . . . . . . . . . . . . . . . . . . -9-
            (c)      Other Closing Costs . . . . . . . . . . . . . . . . . . -9-
    2.12.   Commercial Disputes  . . . . . . . . . . . . . . . . . . . . . . -9-

3.  REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT  . . . . . . . . .  -10-
    3.1.    Organization of Seller . . . . . . . . . . . . . . . . . . . .  -10-
    3.2.    Organization of Parent . . . . . . . . . . . . . . . . . . . .  -10-
    3.3.    Authorization and Enforceability . . . . . . . . . . . . . . .  -10-
    3.4.    No Violation of Laws or Agreements . . . . . . . . . . . . . .  -10-
    3.5.    No Pending Litigation or Proceedings . . . . . . . . . . . . .  -10-
    3.6.    Environmental Matters  . . . . . . . . . . . . . . . . . . . .  -11-
    3.7.    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
    3.8.    Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-

     3.9.    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
     3.10.   Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
     3.11.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
     3.12.   Completeness . . . . . . . . . . . . . . . . . . . . . . . .  -11-

4.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . .  -12-
     4.1.    Organization . . . . . . . . . . . . . . . . . . . . . . . .  -12-
     4.2.    Authorization and Enforceability . . . . . . . . . . . . . .  -12-
     4.3.    No Violation of Laws or Agreements . . . . . . . . . . . . .  -12-
     4.4.    Consents . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
     4.5.    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
     4.6.    Completeness . . . . . . . . . . . . . . . . . . . . . . . .  -12-

5.   COVENANTS PENDING CLOSING  . . . . . . . . . . . . . . . . . . . . .  -13-
     5.1.    Pre-Closing Conduct of Seller and Parent . . . . . . . . . .  -13-
     5.2.    Pre-Closing Conduct of Buyer . . . . . . . . . . . . . . . .  -14-

6.   CONDITIONS PRECEDENT; TERMINATION  . . . . . . . . . . . . . . . . .  -14-
     6.1.    Conditions Precedent to Obligations of Buyer . . . . . . . .  -14-
             (a)      Performance of Agreements; Representations
                      and Warranties. . . . . . . . . . . . . . . . . . .  -14-
             (b)      Injunction; Litigation  . . . . . . . . . . . . . .  -14-
             (c)      State Tax Certificates  . . . . . . . . . . . . . .  -14-
             (d)      Documents . . . . . . . . . . . . . . . . . . . . .  -15-
     6.2.    Conditions Precedent to Obligations of Seller  . . . . . . .  -15-
             (a)      Performance of Agreements; Representations
                      and Warranties  . . . . . . . . . . . . . . . . . .  -15-
             (b)      Injunction; Litigation  . . . . . . . . . . . . . .  -15-
             (c)      Documents . . . . . . . . . . . . . . . . . . . . .  -15-
     6.3.    Termination  . . . . . . . . . . . . . . . . . . . . . . . .  -15-
             (a)      When Agreement May Be Terminated  . . . . . . . . .  -15-
             (b)      Effect of Termination . . . . . . . . . . . . . . .  -15-
     6.4.    Specific Performance . . . . . . . . . . . . . . . . . . . .  -16-
     6.5.    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
     6.6.    Environmental Matters  . . . . . . . . . . . . . . . . . . .  -16-
             (a)      Update  . . . . . . . . . . . . . . . . . . . . . .  -16-
             (b)      Closing Obligations . . . . . . . . . . . . . . . .  -16-
             (c)      Calculation of Remediation Cost . . . . . . . . . .  -17-

7.   CERTAIN ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . .  -17-
     7.1.    Expenses of Transaction  . . . . . . . . . . . . . . . . . .  -17-
     7.2.    Access to Information  . . . . . . . . . . . . . . . . . . .  -17-
     7.3.    Indemnification  . . . . . . . . . . . . . . . . . . . . . .  -17-
             (a)      Indemnification Obligations of Seller and Parent  .  -17-
             (b)      Indemnification Obligations of Buyer  . . . . . . .  -18-
             (c)      Indemnification Procedures  . . . . . . . . . . . .  -18-

8.   ACCOUNTS RECEIVABLE  . . . . . . . . . . . . . . . . .  -19-
     8.1.    Receivables  . . . . . . . . . . . . . . . . .  -19-
     8.2.    Collection Assistance  . . . . . . . . . . . .  -19-

9.   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . .  -19-
     9.1.    Representations and Warranties . . . . . . . .  -19-
     9.2.    No Offset  . . . . . . . . . . . . . . . . . .  -20-
     9.3.    Notices  . . . . . . . . . . . . . . . . . . .  -20-
     9.4.    Successors and Assigns . . . . . . . . . . . .  -20-
     9.5.    Risk of Loss . . . . . . . . . . . . . . . . .  -21-
     9.6.    Governing Law  . . . . . . . . . . . . . . . .  -21-
     9.7.    Entire Agreement . . . . . . . . . . . . . . .  -21-
     9.8.    Further Assurances . . . . . . . . . . . . . .  -21-
     9.9.    Amendment and Waiver . . . . . . . . . . . . .  -21-
     9.10.   Non-Waiver of Rights . . . . . . . . . . . . .  -22-
     9.11.   Counterparts . . . . . . . . . . . . . . . . .  -22-
     9.12.   Headings . . . . . . . . . . . . . . . . . . .  -22-
     9.13.   Publicity  . . . . . . . . . . . . . . . . . .  -22-


EXHIBITS

  A      Form of Special Warranty Deed
  B      Form of Bill of Sale and Assignment
  C      Form of Assignment of Lease
  D      Form of Opinion of Counsel for Seller and Parent
  E      Form of Seller's and Parent's Certificate
  F      Form of Opinion of Counsel for Buyer
  G      Form of Buyer's Certificate
  H      Form of Declaration of Restrictive Covenant

SCHEDULES

1.1(l)           Capital Projects
1.1(o)           CoreStates Obligations
1.1(ah)          Permits
1.1(ai)          Permitted Liens
1.1(an)          Legal Description of Real Estate
1.1(ao)          Real Estate Leases
2.7              Allocation of Purchase Price
2.8              Unit Pricing for Inventory
3.5              Pending Litigation or Proceedings
3.9              List of Policies of Property and Casualty Insurance

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made effective as of the 22nd day of April, 1997 by and among CORSON LIME COMPANY, a wholly owned subsidiary of UNITED STATES LIME & MINERALS, INC. ("SELLER"), UNITED STATES LIME & MINERALS, INC. ("PARENT") and HIGHWAY MATERIALS, INC. ("BUYER").

                                   BACKGROUND

                 a.       Seller owns and operates a quarry (the "QUARRY") and
                      lime processing plant located in Montgomery County, Pennsylvania.

                 b.       Seller desires to sell, and Buyer desires to buy,
                      all real and personal property of Seller related to or used in the operation of the Quarry, except for the Excluded Assets (as defined below), subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, intending to be legally bound hereby, the parties agree as follows:

1.       DEFINITIONS.

         1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                 (a)      "AGGREGATE" means crushed and sized limestone.

                 (b) "AGGREGATE INVENTORY" means that portion of the Inventory consisting solely of Aggregate.

                 (c) "AGGREGATE INVENTORY PRICE" has the meaning set forth in SECTION 2.8(A).

                 (d)      "AGREEMENT" has the meaning set forth in the Recital.

                 (e) "ASPHALT PLANT" means the asphalt plant operated by Buyer or a Control Entity of Buyer on the Real Estate.

                 (f) "AUTHORITY" means any federal, state or local governmental or regulatory agency or authority.

                 (g) "BASELINE INVENTORY REPORT" means that certain Stockpile Survey Report prepared by the Engineer dated April 4, 1997 and April 7, 1997.

                 (h) "BONDED CONTRACT" means that certain agreement dated February 18, 1997 between the County of Montgomery and Seller.

                 (i) "BOOKS AND RECORDS" means all books, records and files pertaining to the Purchased Assets or the operation of the Quarry in the possession of Seller or Parent, including without limitation all customer lists, fixed asset records, price lists, sales and advertising materials, sales and purchase correspondence, warranties and guarantees.

                 (j)      "BUYER" has the meaning set forth in the Recital.

                 (k)      "BUYER'S CERTIFICATE" has the meaning set forth in
SECTION 2.6(B)(III).

                 (l) "CAPITAL PROJECTS" means the equipment recently purchased, refurbished or otherwise improved by Seller, as more specifically described on SCHEDULE 1.1(L).

                 (m) "CLOSING" and "CLOSING DATE" have the meanings set forth in SECTION 2.5.

                 (n) "CONTROL ENTITY" means any Person directly or indirectly controlling, controlled by or under common control with Buyer or Seller and Parent, as the case may be.

                 (o) "CORESTATES OBLIGATIONS" means all obligations of Seller to CoreStates Bank, N.A. as more specifically described on SCHEDULE 1.1(O) hereto.

                 (p) "DECLARATION" has the meaning set forth in SECTION 2.6(B)(VI).

                 (q)      "EMPLOYEES" means the individuals employed by Seller.

                 (r) "ENVIRONMENTAL DEFICIENCY" has the meaning set forth in SECTION 6.6(A).

                 (s) "ENVIRONMENTAL EVENT" means the occurrence of any event which gives rise to an obligation of Seller and/or Parent to notify an Authority of such occurrence pursuant to any environmental law, rule or ordinance enacted by the Commonwealth of Pennsylvania or any of its agencies or departments.

                 (t) "ENVIRONMENTAL REPRESENTATIONS" has the meaning set forth in SECTION 6.6.

                 (u)      "ENGINEER" means Maurer & Scott Sales, Inc.

                 (v)      "EQUIPMENT" has the meaning set forth in SECTION
2.1(B).

                 (w) "EQUIPMENT LIST" means the list of certain equipment and machinery of Seller prepared for Buyer by Nevins Brothers.

                 (x)      "EXCLUDED ASSETS" has the meaning set forth in
SECTION 2.2.

                 (y)      "INDEMNIFYING PARTY" has the meaning set forth in
SECTION 7.3(C).

                 (z)       "INVENTORY" has the meaning set forth in SECTION
2.1(C).

                 (aa) "KNOWLEDGE" means, as to Seller and Parent, the actual present knowledge of the current President and Senior Vice
President/Chief Financial Officer of Parent, without inquiry or investigation, and, as to Buyer, the actual present knowledge of Peter DePaul, as President of Buyer, without inquiry or investigation.

                 (bb)      "LETTER OF CREDIT" has the meaning set forth in
SECTION 2.8(C).

                 (cc) "LIEN" means any lien, charge, claim, security interest, conditional sale agreement, mortgage, security agreement, option or other encumbrance, restriction or adverse interest of any kind.

                 (dd) "LIME INVENTORY" means all bags, pallets, quick lime, hydrated lime and brick located on the Real Estate on the Closing Date.

                 (ee) "LIME PROCESSING PLANT" means a manufacturing plant or process which creates quick lime and/or hydrated lime from limestone.

                 (ff) "NPDES" means National Pollutant Discharge Elimination System.

                 (gg)      "PARENT" has the meaning set forth in the Recital.

                 (hh) "PERMITS" means those permits and licenses, including without limitation all mining, NPDES air, petroleum bulk storage and underground storage tank permits, issued to and maintained by Seller in connection with the Purchased Assets or the operation of the Quarry, including without limitation those specifically described on SCHEDULE 1.1(AH) hereto.

                 (ii)      "PERMITTED LIENS" means those Liens described on
SCHEDULE 1.1(AI) hereto.

                 (jj) "PERSON" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including an Authority.

                 (kk)      "PROTECTED PARTY" has the meaning set forth in
SECTION 7.3(C).

                 (ll)      "PURCHASED ASSETS" has the meaning set forth in
SECTION 2.1.

                 (mm)      "PURCHASE PRICE" has the meaning set forth in SECTION
2.7.

                 (nn) "REAL ESTATE" means that certain real property located at 500 Stenton Avenue, Whitemarsh Township, Montgomery County, Pennsylvania, and all improvements located thereon, as more specifically described on SCHEDULE 1.1(AN) hereto.

                 (oo) "REAL ESTATE LEASES" means those oral or written leases for all or any part of the Real Estate as more particularly described on
SCHEDULE 1.1(AO).

                 (pp)      "RETAINED LIABILITIES" has the meaning set forth in
SECTION 2.3(B).

                 (qq)      "SELLER" has the meaning set forth in the Recital.

                 (rr) "SELLER'S AND PARENT'S CERTIFICATE" has the meaning set forth in SECTION 2.6(A)(X).

                 (ss)      "SELLER'S RECEIVABLES" has the meaning set forth in
SECTION 8.1.

                 (tt)      "SETTLING POND RIGHTS" has the meaning set forth in
SECTION 2.1(H).

                 (uu)      "STORAGE PERIOD" has the meaning set forth in SECTION
2.9.

                 (vv) "TAXES" means all federal, state and local income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise and other taxes, including without limitation interest and penalties thereon and estimated taxes.

                 (ww)      "THIRD-PARTY CLAIM" has the meaning set forth in
SECTION 7.3(A).

2.       THE TRANSACTION.

         2.1. SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing provided for in SECTION 2.5, Seller agrees to sell, assign, transfer and convey to Buyer on the Closing Date, free and clear of all Liens of every kind, nature and description, except the Permitted Liens, and Buyer hereby agrees to purchase from Seller on the Closing Date, the assets, properties and rights of Seller enumerated below (the "PURCHASED ASSETS"), but not including the Excluded Assets:

                 (a)      The Real Estate;

                 (b) All machinery, equipment, tools, furniture, fixtures, office equipment and other tangible personal property located on the Real Estate, including without limitation the Capital Projects and the equipment, machinery and motor vehicles listed on the Equipment List (the "EQUIPMENT");

                 (c) All inventory, other than the Lime Inventory, located on the Real Estate, including all raw materials, finished goods and spare parts (the "INVENTORY");

                 (d) All Permits, to the extent assignable and subject to the obtaining of any required consents (other than the consent of Seller or Parent);

                 (e)      All Books and Records;

                 (f) Seller's rights as lessor under the Real Estate Leases, including without limitation all rights to security deposits, if any, to the extent assignable and subject to the obtaining of any required consents (other than the consent of Seller or Parent);

                 (g) Seller's rights under the Bonded Contract, to the extent assignable and subject to the obtaining of any required consents (other than the consent of Seller or Parent); and

                 (h) Seller's rights, if any, to use and enjoy the settling pond located on real property adjacent to the Real Estate pursuant to an agreement with the Philadelphia Cricket Club (the "SETTLING POND RIGHTS"), to the extent assignable and subject to the obtaining of any required consents (other than the consent of Seller or Parent).

         2.2 EXCLUDED ASSETS. The following assets of Seller shall not constitute Purchased Assets (the "EXCLUDED ASSETS"):

                 (a)      All cash and bank accounts of Seller;

                 (b) All accounts receivable of Seller created or arising prior to or on the Closing Date;

                 (c) All tax refunds (including all property tax refunds arising as a result of any successful tax appeal for the Real Estate) for periods through the Closing Date;

                 (d)      All intellectual property;

                 (e)      The Lime Inventory; and

                 (f) To the extent not otherwise specifically included or excluded by SECTION 2.1 or this SECTION 2.2, all assets, rights, claims, contracts, causes of action and properties of Seller, as of the Closing Date, of every kind, character and description, whether tangible or intangible, matured or unmatured, real, personal or mixed, known or unknown, contingent or fixed, whether or not having any value for accounting purposes, and wherever located.

         2.3 ASSIGNMENT OF REAL ESTATE LEASES, BONDED CONTRACT, PERMITS AND SETTLING POND RIGHTS.

                 (a) Seller shall assign to Buyer, to the extent assignable and subject to the obtaining of any required consents (other than the consent of Seller or Parent), (i) the Real Estate Leases, (ii) the Bonded Contract, (iii) the Permits and (iv) the Settling Pond Rights, and Buyer shall assume all the obligations and liabilities of Seller with respect thereto solely to the extent such obligations and liabilities (A) relate to required performance under the Real Estate Leases, the Bonded Contract and the Permits after the Closing Date, including without limitation the obligation to maintain any performance or reclamation bond in connection with the Bonded Contract or any Permit, (B) relate to any obligation of Buyer arising after the Closing Date to permit the Philadelphia Cricket Club to use without charge the water stored in the settling pond for its irrigation purposes and (C) arise out of or result from any act or omission of Buyer with respect to the Real Estate Leases, the Bonded Contract, the Permits or the Settling Pond Rights occurring or arising after the Closing Date.

                 (b) Except as specifically provided in SECTION 2.3(A), Buyer shall not assume any liabilities or obligations of Seller, whether such liabilities or obligations relate to payment, performance or otherwise, all of the foregoing being retained by Seller (the "RETAINED LIABILITIES").

         2.4 AS IS. Except as specifically provided herein, the Purchased Assets are being sold by Seller to Buyer "As Is" and Seller makes no representations or warranty regarding the condition or value of any of the Purchased Assets.

         2.5 CLOSING. The closing of the sale and purchase of the Purchased Assets (the "CLOSING") shall take place on Saturday, June 21, 1997 (such date being hereinafter referred to as the "CLOSING DATE"), at the offices of Buyer's counsel, or on such other date and at such other time, place or means (including by mail) as may be mutually agreed to by the parties.

         2.6 DELIVERIES. At or before the Closing (unless otherwise designated herein), the parties shall deliver the following:

                 (a) DELIVERIES BY SELLER AND PARENT TO BUYER. Seller and Parent shall deliver to Buyer all of the following duly executed by Seller or Parent, to the extent such execution is applicable:

                          (i)     a Special Warranty Deed for the Real Estate,
in recordable form attached hereto as EXHIBIT "A";

                          (ii)    a Bill of Sale and Assignment covering the
Purchased Assets, in the form attached hereto as EXHIBIT "B";

                          (iii)   an Assignment of Lease with respect to the
Real Estate Leases, in the form attached hereto as EXHIBIT "C";

                          (iv)    all requisite state and federal applications
and/or forms timely prepared and submitted by Buyer to Seller for the transfer of the assignable Permits from Seller to Buyer;

                          (v)     all titles, registrations and other evidence
of ownership for any motor vehicles, trailers and titled equipment included in the Purchased Assets, in the possession of Seller or Parent;

                          (vi)    an opinion of counsel for Seller and Parent,
addressed to Buyer dated as of the Closing Date, in the form attached hereto as EXHIBIT "D";

                          (vii)   all Books and Records, together with a sales
list by product for the Quarry operation for the period from January 1, 1996 through June 15, 1997;

                          (viii)  all written Real Estate Leases and all Books
and Records relating thereto, in the possession of Seller or Parent;

                          (ix)    if the reports of any lien or judgment
searches conducted by Buyer or
its designee evidence that financing statements, tax liens or mechanics, materialmen or other statutory liens are on file with respect to any of the Purchased Assets (other than the Permitted Liens), and Buyer timely notifies Seller and Parent of the Lien, a termination statement or other document signed by the secured party or lienholder evidencing the release or termination of such financing statement or such lien;

                          (x)     a certificate of Seller and Parent in the
form attached hereto as EXHIBIT "E" (the "SELLER'S AND PARENT'S CERTIFICATE");
and

                          (xi)    such other certificates, instruments and
documents as Buyer may reasonably require.

                 (b) DELIVERIES BY BUYER TO SELLER AND PARENT. Buyer shall deliver to Seller and Parent all of the following duly executed by Buyer to the extent such execution is applicable:

                          (i)     The Purchase Price;

                          (ii)    an opinion of counsel for Buyer, addressed to
Seller and Parent, dated as of the Closing Date, in the form attached hereto as EXHIBIT "F";

                          (iii)   a certificate of Buyer in the form attached
hereto as EXHIBIT "G" (the "BUYER'S CERTIFICATE");

                          (iv)    the Letter of Credit, to be delivered within
three (3) business days following the Closing;

                          (v)     the report calculating the Aggregate
Inventory Price, to be delivered within three (3) business days following the Closing;

                          (vi)    a declaration of restrictive covenant, in
recordable form attached hereto as EXHIBIT "H" (the "DECLARATION"); and

                          (vii)   such other certificates, instruments and
documents as Seller or Parent may reasonably require.

         2.7 PURCHASE PRICE. The purchase price for the Purchased Assets (other than the Aggregate Inventory) shall be Seven Million Eight Hundred Seventy-Five Thousand Dollars ($7,875,000.00) (the "PURCHASE PRICE") payable in cash, by wire transfer in immediately available US Dollars, on the Closing Date. The Purchase Price shall be allocated as set forth in SCHEDULE 2.7 hereto. Seller and Buyer shall file their respective tax returns, including IRS Form 8594, in a manner consistent with such allocation.

         2.8.    AGGREGATE INVENTORY PRICE.

                 (a) CALCULATION OF AGGREGATE INVENTORY PRICE. On June 21, 1997, Seller and Buyer shall cause the Engineer to calculate the amount of the Aggregate Inventory. Such calculation shall be conducted in accordance with the same methodology and assumptions used in the calculation previously conducted by the Engineer for Buyer as described in the Baseline Inventory Report. Upon completion of the calculation, the Aggregate Inventory shall be valued in accordance with the unit pricing described on SCHEDULE 2.8 attached hereto (the "AGGREGATE INVENTORY PRICE").

                 (b) PAYMENT OF AGGREGATE INVENTORY PRICE. The Aggregate Inventory Price shall be paid by Buyer to Seller as follows:

                          (i)     One Hundred Seventy-Five Thousand Dollars
($175,000.00), by wire transfer in immediately available US Dollars, on or before the sixtieth (60th) day following the Closing Date;

                          (ii)    One Hundred Seventy-Five Thousand Dollars
($175,000.00), by wire transfer in immediately available US Dollars, on or before the ninetieth (90th) day following the Closing Date;

                          (iii)   The lesser of One Hundred Seventy-Five
Thousand Dollars ($175,000.00) or the balance of the Aggregate Inventory Price, by wire transfer in immediately available US Dollars, on or before the one hundred twentieth (120th) day following the Closing Date; and

                          (iv)    The balance of the Aggregate Inventory Price,
if any, by wire transfer in immediately available US Dollars, on or before the one hundred fiftieth (150th) day following the Closing Date.

                 (c) LETTER OF CREDIT. Within three (3) business days following the Closing, Buyer shall deliver to Seller an irrevocable letter of credit with a face amount equal to the Aggregate Inventory Price, which face amount shall reduce, on a dollar for dollar basis, upon the payment by Buyer to Seller of any installment of the Aggregate Inventory Price (the "LETTER OF CREDIT"). The Letter of Credit shall be issued by a financial institution reasonably acceptable to Seller and shall only collateralize Buyer's obligations to Seller under SECTION 2.8(B). Seller shall have the right to demand payment under the Letter of Credit of any installment of the Aggregate Inventory Price not paid within one (1) business day after the due date of such installment. All costs and expenses of the Letter of Credit shall be borne by Buyer.

         2.9. LIME INVENTORY. Buyer agrees that Seller may store all or any part of the Lime Inventory on the Real Estate for a period not to exceed six
(6) months following the Closing Date (the "STORAGE PERIOD"). At any time during the Storage Period and upon reasonable notice, Seller may enter the Real Estate for purposes of removing all or any part of the stored Lime Inventory. Buyer shall cooperate with Seller's removal of the Lime Inventory and shall provide, at no cost to Seller, such personnel and use of scales and other existing equipment as are reasonably necessary to assist with Seller's removal of the Lime Inventory from the Real Estate. Any Lime Inventory not removed from the Real Estate within the Storage Period shall become the property of Buyer, and Seller shall have no further rights thereto. Notwithstanding the foregoing, Seller shall use its best efforts to remove all bulk lime located on the Real Estate within the Storage Period.

         2.10.   RESTRICTIVE COVENANT.

                 (a) TERM OF RESTRICTIVE COVENANT. During the period from the date of Closing and for five (5) years thereafter, Buyer agrees that neither it nor any Control Entity of Buyer shall operate, or permit any other Person to operate, a Lime Processing Plant on the Real Estate. The terms of this SECTION 2.10 constitute a covenant running with the land as evidenced by the Declaration.

                 (b) SPECIFIC PERFORMANCE. Buyer agrees that any breach of this SECTION 2.10(A) may result in irreparable harm to Seller and Parent. Buyer further agrees that Seller and Parent have no adequate remedy at law if Buyer shall fail to perform its obligations under this SECTION 2.10(A). Buyer therefore confirms and agrees that Seller's and Parent's right to injunction, specific performance and other equitable relief is essential to protect the rights and interests of Seller and Parent thereunder. Accordingly, in addition to any other remedies which Seller and Parent may have hereunder or at law or in equity or otherwise in connection with Buyer's breach of its obligations under this SECTION 2.10(A), Buyer agrees that Seller and Parent shall be entitled to an injunction, specific performance or other equitable relief to prevent or remedy such breach, and that Seller and Parent shall have the right to obtain such relief in any of the courts of the United States or of any state or other political subdivision.

         2.11.   APPORTIONMENT.

                 (a) EXPENSES. All expenses and prepaid items relating to the Real Estate, including without limitation real estate taxes and water and sewer charges, shall be apportioned as of the Closing Date, with all tax adjustments calculated based on the fiscal year used by the Taxing Authority.

                 (b) TRANSFER TAXES. At the Closing, Buyer and Seller shall each pay one-half (1/2) of the applicable transfer taxes for the Real Estate.

                 (c) OTHER CLOSING COSTS. At the Closing, Buyer shall pay all recording charges, title insurance premiums and other closing costs customarily assumed by a buyer of real estate in the Commonwealth of Pennsylvania.

         2.12. COMMERCIAL DISPUTES. Each party hereto represents and warrants to each other party hereto that neither it nor any of its respective Control Entities has any disputes with or claims against any other party hereto or its respective Control Entities, however arising.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.

         Seller and Parent, jointly and severally, represent and warrant as follows:

         3.1. ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as now being conducted.

         3.2. ORGANIZATION OF PARENT. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as now being conducted.

         3.3. AUTHORIZATION AND ENFORCEABILITY. Each of Seller and Parent has full power and authority to make, execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by Seller and by Parent have been duly authorized by all necessary action on the part of Seller or Parent, as applicable. This Agreement has been duly executed and delivered by Seller and Parent and constitutes the legal, valid and binding obligation of Seller and Parent enforceable in accordance with its terms.

         3.4. NO VIOLATION OF LAWS OR AGREEMENTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller and Parent, shall not (a) contravene any provision of the certificate or articles of incorporation or by-laws of Seller or Parent; (b) to Seller's and Parent's Knowledge, and except for the CoreStates Obligations, conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation or performance of any obligation under, any indenture, mortgage, loan or credit agreement, license, contract, lease or other agreement or commitment to which Seller is a party or by which any of the Purchased Assets may be bound or affected; (c) to Seller's and Parent's Knowledge, conflict with or result in a breach of any judgment or order of any court or Authority to which Seller or Parent is subject or any applicable law, rule or regulation; or (d) to Seller's and Parent's Knowledge, result in the creation or imposition of any Lien of any nature whatsoever upon any of the Purchased Assets or give to any other Person any interests or rights therein.

         3.5.    NO PENDING LITIGATION OR PROCEEDINGS.  Except as set forth in
SCHEDULE 3.5 hereto, to Seller's and Parent's Knowledge, there are no actions, suits, investigations or proceedings pending or threatened against or affecting the Purchased Assets or the operation of the Quarry before any court, arbitrator or Authority, which have or may have a materially adverse effect on the Purchased Assets, the operation of the Quarry or Seller's or Parent's ability to close the transactions contemplated hereunder.

         3.6. ENVIRONMENTAL MATTERS. To Seller's and Parent's Knowledge, the Quarry is not currently in violation of any applicable federal, state or local environmental laws, statutes, rules or regulations, or applicable land use ordinances, laws, rules or other requirements relating to the operation of the Quarry on the Real Estate, which has or may have a materially adverse effect on the Purchased Assets, the operation of the Quarry or Seller's or Parent's ability to close the transactions contemplated hereunder. Nothing contained herein shall be deemed to constitute a representation or warranty of Seller or Parent with respect to the operation of the Asphalt Plant.

         3.7. CONSENTS. To Seller's and Parent's Knowledge, except for the consent of CoreStates Bank, N.A., no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery of this Agreement by Seller or Parent or the consummation by Seller or Parent of the transactions contemplated hereby.

         3.8. TITLE. Seller has good and marketable title to all of the Purchased Assets, free and clear of any Lien, claims related to services rendered or offsets, except the Permitted Liens. Seller represents that the Capital Projects were acquired, refurbished or otherwise improved by Seller at the costs set forth on SCHEDULE 1.1(L) hereto. To Seller's and Parent's Knowledge, no Person has an option to purchase or lease, or right of first refusal or other similar right with respect to all or any part of the Purchased Assets.

         3.9. INSURANCE. Attached hereto as SCHEDULE 3.9 is a list of policies of property and casualty insurance maintained by Seller and Parent covering the Purchased Assets, indicating for each policy the carrier, risks insured, the amounts of coverage and expiration date. All such policies are outstanding and in full force and effect and will remain so until the Closing.

         3.10. BROKERAGE. Neither Seller nor Parent has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

         3.11. TAXES. To Seller's and Parent's Knowledge, Seller has filed all federal, state, municipal and other returns and reports related to any and all Taxes required to be filed by Seller, and has fully paid all such Taxes which have become due pursuant to such returns or pursuant to any impositions or assessment; all of such returns and reports have been prepared in accordance with the Books and Records and are true and complete; there are no proposed assessments of additional taxes or potential deficiencies of Seller or any tax audits, investigations or claims pending or threatened against Seller with respect to any Taxes; and no waiver of any statute of limitations has been given or requested by Seller.

         3.12. COMPLETENESS. To Seller's and Parent's Knowledge, this Agreement, the Exhibits and the Schedules do not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements herein or therein contained not misleading. All statements in any Exhibit or Schedule shall constitute representations and warranties by Seller and Parent, to the extent applicable. Except to the extent expressly set forth herein, neither Seller nor Parent makes any other representations or warranties with respect to the Purchased Assets, the operation of the Quarry, Seller, Parent or any other matter related thereto.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants as follows:

         4.1. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as now being conducted.

         4.2. AUTHORIZATION AND ENFORCEABILITY. Buyer has full power and authority to make, execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

         4.3. NO VIOLATION OF LAWS OR AGREEMENTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Buyer, shall not (a) contravene any provision of the certificate or articles of incorporation or by-laws of Buyer;
(b) to Buyer's Knowledge, conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation or performance of any obligation under, any indenture, mortgage, loan or credit agreement, license, contract, lease or other agreement or commitment to which Buyer is a party; or (c) to Buyer's Knowledge, conflict with or result in a breach of any judgment or order of any court or Authority to which Buyer is subject or any applicable law, rule or regulation.

         4.4. CONSENTS. To Buyer's Knowledge, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         4.5. BROKERAGE. Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

         4.6. COMPLETENESS. To Buyer's Knowledge, this Agreement, the Exhibits and the Schedules do not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements herein or therein contained not misleading. All statements in any Exhibit or Schedule shall constitute representations and warranties by Buyer, to the extent applicable. Except to the extent expressly set forth herein, Buyer makes no other representations or warranties with respect to Buyer or any other matter related thereto.

5.       COVENANTS PENDING CLOSING.

         5.1. PRE-CLOSING CONDUCT OF SELLER AND PARENT. From the date of this Agreement to the Closing Date, Seller and Parent agree that:

                 (a) They shall not intentionally engage, or omit to engage, in any conduct which would have a materially adverse effect on the Purchased Assets or the operation of the Quarry. Notwithstanding the foregoing, Buyer acknowledges and agrees that, from the date hereof through the Date of Closing, Seller and Parent intend to wind-down the business operations of Seller on the Real Estate. Buyer agrees that any action taken by Seller or Parent, in good faith and consistent with their intention to wind-down Seller's business operations, shall not be deemed an intentional act or omission violative of this SECTION 5.1(A).

                 (b) They shall maintain in full force and effect all Permits and the current insurance coverage for the Purchased Assets, as well as the Books and Records, all in the ordinary course of business and consistent with prior practice.

                 (c) Neither Seller nor Parent shall, without the prior written consent of Buyer:

                          (i)     enter into any contract or commitment, incur
any liability, absolute or contingent, waive any right or enter into any other transaction which would have a materially adverse effect on the Purchased Assets or the operation of the Quarry;

                          (ii)    agree to sell or lease or otherwise dispose
of any of the property included in the Purchased Assets, except for sales of Inventory in the ordinary course of Seller's business; or

                          (iii)   mortgage, pledge or subject to any Lien any
of the Purchased Assets.

                 (d) Seller shall give Buyer and its representatives (including its accountants, counsel and employees) reasonable access, upon reasonable notice to Parent, to the Purchased Assets.

                 (e) Neither Seller, Parent nor any of their respective officers, employees or agents shall solicit, initiate, furnish information relating to or participate in negotiations with respect to any offer for any purchase or sale of any capital stock of Seller or any of the Purchased Assets, except for sales of Inventory in the ordinary course of Seller's business.

                 (f) Seller and Parent shall cooperate with Buyer in Buyer's determination as to which filings are required to be made or consents required to be obtained in any jurisdiction or from any Person in connection with the consummation of the transactions contemplated by this Agreement (including without limitation the transfer or assignment of the Permits) and in making or causing to be made any such filings promptly and in seeking to obtain in a timely fashion any such consents.

                 (g) Seller and Parent shall obtain the satisfaction of the conditions to the Closing of the transactions and furnish to Buyer all information as may be reasonably required in order to complete the Closing.

         5.2. PRE-CLOSING CONDUCT OF BUYER. From the date of this Agreement to the Closing Date, Buyer agrees that:

                 (a) Buyer shall cooperate with Seller and Parent in Buyer's determination as to which filings are required to be made or consents required to be obtained in any jurisdiction or from any Person in connection with the consummation of the transactions contemplated by this Agreement (including without limitation the transfer or assignment of the Permits) and in making or causing to be made any such filings promptly and in seeking to obtain in a timely fashion any such consents.

                 (b) Buyer shall obtain the satisfaction of the conditions to the Closing of the transactions and furnish to Seller and Parent all information as may be reasonably required in order to complete the Closing.

6.       CONDITIONS PRECEDENT; TERMINATION.

         6.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer to purchase the Purchased Assets are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer's option):

                 (a) PERFORMANCE OF AGREEMENTS; REPRESENTATIONS AND WARRANTIES. Seller and Parent shall have performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing. The representations and warranties set forth in this Agreement made by Seller and Parent shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date.

                 (b) INJUNCTION; LITIGATION. No statute, rule or regulation or order of any Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would materially limit or materially adversely affect Buyer's ownership of the Purchased Assets or operation of the Quarry; nor shall there be pending or threatened any litigation, suit, action or proceeding by any Person which (i) could be reasonably expected to materially limit or materially adversely affect Buyer's ownership of the Purchased Assets or operation of the Quarry; (ii) seeks to restrain or prohibit the transactions contemplated by this Agreement;
(iii) challenges the legality or validity of the transactions contemplated by this Agreement; or (iv) seeks damages from Seller, Parent or Buyer as a result of the transactions contemplated by this Agreement.

                 (c) STATE TAX CERTIFICATES. Seller shall have received and shall have delivered at Closing a clearance or lien certificate, or such other documentation of the status of all of its state tax accounts as is obtainable without the filing of tentative returns or reports for tax periods not yet concluded, from the Pennsylvania Department of Revenue.

                 (d) DOCUMENTS. Buyer shall have received all of the items required to be delivered to Buyer under SECTION 2.6(A).

         6.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to sell the Purchased Assets are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in whole or in part by Seller at Seller's option):

                 (a) PERFORMANCE OF AGREEMENTS; REPRESENTATIONS AND WARRANTIES. Buyer shall have performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. The representations and warranties set forth in this Agreement made by Buyer shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date.

                 (b) INJUNCTION; LITIGATION. No statute, rule or regulation or order of any Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would materially limit or materially adversely affect Seller's or Parent's ability to complete their respective obligations hereunder; nor shall there be pending or threatened any litigation, suit, action or proceeding by any Person which (i) seeks to restrain or prohibit the transactions contemplated by this Agreement;
(ii) challenges the legality or validity of the transactions contemplated by this Agreement; or (iii) seeks damages from Seller, Parent or Buyer as a result of the transactions contemplated by this Agreement.

                 (c) DOCUMENTS. Seller and Parent shall have received all of the items required to be delivered to Seller and Parent at or prior to the Closing under SECTION 2.6(B).

         6.3.    TERMINATION.

                 (a) WHEN AGREEMENT MAY BE TERMINATED. This Agreement may be terminated at any time prior to the Closing:

                          (i)     by mutual written consent of Buyer and
Seller;

                          (ii)    by Buyer pursuant to SECTION 6.6(B)(III) or
SECTION 9.5.

                          (iii)   by Buyer or Seller if the Closing shall not
have occurred by June 21, 1997; or

                          (iv)    by Buyer or Seller pursuant to SECTION 6.5.

                 (b) EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement shall terminate, and there shall be no liability on the part of either Buyer or Seller, except for liabilities arising from a breach of this Agreement prior to such termination.

         6.4. SPECIFIC PERFORMANCE. Seller and Parent acknowledge that the Purchased Assets are unique and that Buyer has no adequate remedy at law if Seller and Parent shall fail to perform any of their respective obligations hereunder. Seller and Parent therefore confirm and agree that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise, Seller and Parent hereby agree that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and Parent, and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

         6.5. REMEDIES. If any party hereto fails to close the transactions contemplated herein and each other party hereto has fulfilled all their respective obligations hereunder, the non-defaulting party may, upon notice to the defaulting party, terminate this Agreement and pursue any rights and remedies available to the non-defaulting party hereunder, at law, in equity or otherwise. Buyer acknowledges that, if it fails to close hereunder and Seller and Parent have complied with all their obligations hereunder, Seller's and Parent's claim for damages against Buyer for breach of contract shall include a claim for lost revenues of Seller occurring as a result of Seller's winding-down its business operations on the Real Estate in contemplation of completing the transactions contemplated hereunder.

         6.6. ENVIRONMENTAL MATTERS. With respect to the effect of representations and warranties of Seller and Parent set forth in SECTION 3.6 (the "ENVIRONMENTAL REPRESENTATIONS"), the parties hereto agree as follows:

                 (a) UPDATE. Seller and Parent shall promptly notify Buyer of the occurrence of any Environmental Event of which the Seller or Parent obtains Knowledge during the period from the date of this Agreement through the Date of Closing, which Environmental Event causes the Environmental Representations to be untrue (an "ENVIRONMENTAL DEFICIENCY").

                 (b) CLOSING OBLIGATIONS. In addition to Seller's and Parent's obligations pursuant to SECTION 6.1(A), the parties hereto agree that, to the extent any Environmental Deficiency exists as of the Closing Date, the following shall occur:

                          (i)     If the cost to remedy the Environmental
Deficiency is less than or equal to Seventy- Five Thousand Dollars ($75,000.00), the transactions contemplated hereunder shall close, and Buyer shall bear the full cost of remedying the Environmental Deficiency.

                          (ii)    If the cost to remedy the Environmental
Deficiency is greater than Seventy-Five Thousand Dollars ($75,000.00) and less than or equal to Four Hundred Seventy-Five Thousand Dollars ($475,000.00), the transactions contemplated hereunder shall close, and (A) Buyer shall bear the full cost of the first Seventy-Five Thousand Dollars ($75,000.00) of expenses incurred in connection with remedying the Environmental Deficiency, and (B) all expenses incurred in connection with remedying the Environmental Deficiency in excess of Seventy-Five Thousand Dollars ($75,000.00) shall be shared equally by
(x) Buyer and (y) Seller and Parent.

                          (iii)   If the cost to remedy the Environmental
Deficiency exceeds Four

Hundred Seventy-Five Thousand Dollars ($475,000.00), Buyer may, at its option and upon notice given not later than five (5) business days following Buyer's receipt of notice of the Environmental Deficiency, (A) elect to close the transactions contemplated hereunder, or (B) terminate this Agreement, subject to the Seller's and Parent's right to compel Buyer to close hereunder. If Buyer elects to close the transactions contemplated hereunder, (x) Buyer shall bear the full cost of the first Seventy-Five Thousand Dollars ($75,000.00) of expenses incurred in connection with remedying the Environmental Deficiency,
(y) all expenses incurred in connection with remedying the Environmental Deficiency in excess of Seventy-Five Thousand Dollars ($75,000.00) and less than or equal to Four Hundred Seventy-Five Thousand Dollars ($475,000.00) shall be shared equally by (1) Buyer and (2) Seller and Parent, and (z) Buyer shall bear the full cost of all expenses incurred in connection with remedying the Environmental Deficiency in excess of Four Hundred Seventy-Five Thousand Dollars ($475,000.00). Notwithstanding the foregoing, if Buyer elects to terminate the Agreement pursuant to this SECTION 6.6(B)(III), Seller and Parent may compel Buyer to close hereunder by agreeing in writing to bear all expenses incurred in connection with the remedying of the Environmental Deficiency in excess of Four Hundred Seventy-Five Thousand Dollars ($475,000.00).

                 (c) CALCULATION OF REMEDIATION COST. The estimated cost of remedying an Environmental Deficiency shall be calculated by an independent environmental engineer reasonably acceptable to all parties.

7.       CERTAIN ADDITIONAL COVENANTS.

         7.1. EXPENSES OF TRANSACTION. Seller, Parent and Buyer shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

         7.2. ACCESS TO INFORMATION. Seller and Buyer shall cooperate fully with each other after the Closing so that both Seller and Buyer have access to the Books and Records existing at the Closing Date and relating in any manner to any of the Purchased Assets or the operation of the Quarry. No Books or Records existing at the Closing Date and relating in any manner to the Purchased Assets or the operation of the Quarry shall be destroyed by Seller or Buyer for a period of six (6) years after the Closing Date without Seller or Buyer, as the case may be, giving at least thirty (30) days prior written notice, during which time Buyer or Seller, as the case may be, shall have the right to examine and to remove any such Books and Records prior to their destruction.

         7.3. INDEMNIFICATION. Except to the extent that, elsewhere in this Agreement, liabilities or obligations are otherwise allocated, assumed or provided for, the indemnification obligations of the parties hereto shall be as follows:

                 (a) INDEMNIFICATION OBLIGATIONS OF SELLER AND PARENT. Seller and Parent shall jointly and severally indemnify Buyer and hold Buyer harmless from and against any and all damages, claims, losses, expenses, obligations and liabilities (including attorney's fees and legal costs) arising out of any third-party claim, action, suit or proceeding (a "THIRD-PARTY CLAIM") resulting from (i) any act or omission of Seller, Parent or their respective officers, directors, employees or agents occurring or arising prior to or on the Closing Date, relating to the Purchased Assets, the operation of the Quarry or any other business operated by Seller on the Real Estate, other than a claim, action, suit or proceeding alleging an act or omission by Seller, Parent or their respective officers, directors, employees or agents under any environmental or land use law, rule or ordinance; (ii) the Retained Liabilities, other than a claim, action, suit or proceeding alleging an act or omission by Seller, Parent or their respective officers, directors, employees or agents under any environmental or land use law, rule or ordinance; (iii) any failure of Seller to comply with applicable law and/or any applicable contract in connection with the termination or relocation of the Employees; and (iv) any obligation of Seller to the Employees.

                 (b) INDEMNIFICATION OBLIGATIONS OF BUYER. Buyer shall indemnify Seller and Parent and hold Seller and Parent harmless from and against any and all damages, claims, losses, expenses, obligations and liabilities (including attorney's fees and legal costs) arising out of any third-party claim, action, suit or proceeding resulting from any act or omission of Buyer or its officers, directors, employees or agents occurring or arising after the Closing Date, relating to the Purchased Assets, the operation of the Quarry or any other business operated by Buyer on the Real Estate, other than a claim, action, suit or proceeding alleging an act or omission by Buyer or its officers, directors, employees or agents under any environmental or land use law, rule or ordinance.

                 (c)      INDEMNIFICATION PROCEDURES.

                          (i)     Any party seeking indemnification hereunder
(the "PROTECTED PARTY") shall give notice to the party who is obligated to indemnify it (the "INDEMNIFYING PARTY") of the assertion of any Third-party Claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right, exercisable by notice to the Protected Party within fifteen
(15) days after receipt of notice from the Protected Party of the commencement of or assertion of any Third-party Claim, to assume the defense of such Third-party Claim which involves (and continues to involve) solely monetary damages; provided that (A) the Indemnifying Party expressly agrees in such notice that the Indemnifying Party shall be solely obligated to satisfy and discharge the Third-party Claim; (B) the defense of such Third-party Claim by the Indemnifying Party would not, in the reasonable judgment of the Protected Party, have any continuing material adverse effect on the Protected Party's business; and (C) the Indemnifying Party makes reasonably adequate provision to ensure the Protected Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result.

                          (ii)    Within fifteen (15) days after the
Indemnifying Party has given notice to the Protected Party of its intended exercise of its right to defend a Third-party Claim, the Protected Party shall give notice to the Indemnifying Party of any objection thereto based upon the condition set forth in SECTION 7.3(C)(I)(B) above. If the Protected Party so objects, the Protected Party shall continue to defend the Third-party Claim until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and acceptable to the Protected Party, until such time as the Protected Party shall give notice that the condition set forth in SECTION 7.3(C)(I)(B) above is, in its judgment, no longer satisfied. If the Protected Party gives notice at any time of its objection based upon SECTION 7.3(C)(I)(B) above, the Indemnifying Party shall thereafter remain obligated to pay the amount found to be owing to the third-party with respect to such Third-party Claim, but shall not be obligated to pay the costs (including attorney's fees and legal costs) incurred by the Protected Party in defending such Third-party Claim. The Protected Party may defend any Third-party Claim with counsel selected by it.

                          (iii)   Any party shall have the right to
participate, at its own expense, in the defense of any Third-party Claim which any other party is defending.

                          (iv)    The Indemnifying Party, if it shall have
assumed the defense of any Third-party Claim, shall have the right to consent to the entry of judgment with respect to, or otherwise settle, such Third-party Claim only with the prior written consent of the Protected Party. The Protected Party shall have the sole and exclusive right to settle any Third-party Claim on such terms and conditions as it deems reasonably appropriate.

                          (v)     Whether or not the Protected Party chooses to
defend any Third-party Claim, the Indemnifying Party shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

8.       ACCOUNTS RECEIVABLE.

         8.1. RECEIVABLES. All accounts receivable of Seller created or arising prior to or on the Closing Date shall continue to be the property and assets of Seller (the "SELLER'S RECEIVABLES"). All accounts receivable of Buyer created or arising after the Closing Date shall be the property and assets of Buyer. If Seller receives any payments on any accounts receivable to which Buyer is entitled, Seller shall forward such sums directly to Buyer within three (3) days after Seller's receipt. If Buyer receives any payments on any accounts receivable to which Seller is entitled, Buyer shall forward such sums directly to Seller within three (3) days after Buyer's receipt.

         8.2. COLLECTION ASSISTANCE. Buyer shall cooperate with Seller in its efforts to collect the Seller's Receivables. Upon reasonable request, Buyer shall for a period of one hundred twenty (120) days following the Closing provide, at no cost to Seller, Seller with space and access to a telephone for use in connection with Seller's collection efforts.

9.       MISCELLANEOUS.

         9.1. REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller, Parent or Buyer contained in this Agreement or any Exhibit or Schedule shall continue to be true and complete as to all items as of the Closing Date. The representations and warranties of Seller and Parent (other than the Environmental Representations which shall not survive the Closing) and of Buyer shall survive the Closing for a period of six (6) months.

         9.2. NO OFFSET. Buyer shall not have the right to offset any amounts due or alleged to be due to Buyer from Seller or Parent against the Purchase Price, the Aggregate Inventory Price or any amounts due to Seller from Buyer under any purchase orders or open invoices of Buyer or any Control Entities of Buyer that have not been paid in full as of the Closing.

         9.3. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy or by overnight delivery service or registered or certified mail (return receipt requested) with postage and registration fees thereon prepaid, addressed to the party at its address set forth below:

                 If to Buyer, to:
                                        Highway Materials, Inc.
                                        1750 Sentry Parkway
                                        Blue Bell, PA  19422
                                        Attention:  Peter DePaul
                                        Telecopy No.:  (610) 397-0700

                 With a copy to:
                                        Wolf, Block, Schorr and Solis-Cohen
                                        350 Sentry Parkway, Bldg 640
                                        P.O. Box 3038
                                        Blue Bell, PA 19422-0757
                                        Attention:  Lawrence R. Lesser, Esquire
                                        Telecopy No.: (610) 238-0305/0374

                 If to Seller or Parent to:

                                        Corson Lime Company
                                        c/o United States Lime & Minerals, Inc.
                                        12221 Merit Drive, Ste. 500
                                        Dallas, TX  75251-2223
                                        Attention:  Timothy W. Byrne, Senior
                                                    Vice President
                                        Telecopy No.:  (214) 385-1340

                 With a copy to:
                                        Morgan, Lewis & Bockius, LLP
                                        1800 M. Street, N.W.
                                        Washington, DC  20036-5869
                                        Attention:  George G. Yearsich, Esquire
                                        Telecopy No.: (202) 467-7176

         9.4. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         9.5. RISK OF LOSS. The risk of loss, damage, taking or destruction to the Purchased Assets from fire, condemnation proceeding or other casualty or cause shall be borne by Seller at all times up to the Closing. Seller shall cause Buyer to be added as a loss payee and additional insured on all of its insurance policies covering the Purchased Assets. Seller shall notify Buyer immediately upon any such loss, damage, taking or destruction occurring prior to the Closing. Such notice shall specify with particularity the loss, damage, taking or destruction incurred, the cause thereof, if known, or reasonably ascertainable, and the insurance coverage, if any. In the event of such loss, damage, taking or destruction, the proceeds of any claim for any such loss, damage or destruction payable under any insurance policy with respect thereto or in connection with any taking shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. In the event that property reasonably required for the operation of the Quarry is not, or cannot be, repaired, replaced or restored prior to the Closing, and the loss, damage, taking or destruction resulted in a materially adverse change in the value or condition of the Purchased Assets or the operation of the Quarry, the Buyer, at its sole option upon prior written notice to Seller, (a) may elect to postpone the Closing until such time as the property has been repaired, replaced or restored; (b) may elect to consummate the Closing and accept the property in its then condition, in which event Buyer shall have the right to all proceeds of insurance or of the taking received, whether before or after the Closing, covering the property involved and/or appropriate deductions from the Purchase Price shall be made; or (c) may terminate this Agreement and declare it of no further force and effect, in which event this Agreement and all the terms and provisions hereof shall thereupon be deemed null and void without liability of any party hereto.

         9.6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania (without regard to its rules and principles relating to conflicts of laws) and without regard to any rule or canon of construction which interprets agreements against the draftsman.

         9.7. ENTIRE AGREEMENT. This Agreement, together with the Exhibits and the Schedules, constitutes the entire understanding of the parties, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

         9.8. FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         9.9. AMENDMENT AND WAIVER. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of the other party; (b) waive any inaccuracies in representations and warranties by the other party; (c) waive compliance by the other party with any of the agreements contained herein and performance of any obligations by the other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

         9.10. NON-WAIVER OF RIGHTS. By completing the Closing and except as specifically set forth in this Agreement, no party hereto waives any breach of any warranty or representation (other than the Environmental Representations) made by any other party under this Agreement, the Exhibits and the Schedules, and any claims and rights of Seller and Parent or of Buyer resulting from any breach by Buyer or by Seller and/or Parent, as the case may be, are specifically reserved. Notwithstanding the foregoing, by completing the Closing, Buyer does not waive any claims arising out of fraud or intentional misrepresentation.

         9.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         9.12. HEADINGS. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

         9.13. PUBLICITY. Except for disclosures required by law, no party hereto shall issue, prior to the Closing, any press release or make any other public announcement about this Agreement or the transactions contemplated hereunder without first submitting a draft of the press release or public statement to the non-disclosing party for its review and consent, which consent shall not be unreasonably withheld or delayed.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, effective as of the date first written above.



                                      CORSON LIME COMPANY


                                      By:
                                         --------------------------------------
                                               Robert F. Kizer, President


                                      UNITED STATES LIME & MINERALS, INC.


                                      By:
                                         --------------------------------------
                                               Robert F. Kizer, President and
                                               Chief Executive Officer

                                      HIGHWAY MATERIALS, INC.


                                      By:
                                         --------------------------------------
                                               Peter DePaul, President